Exhibit 99.1

Press Release

Contact:

Charles F. Cargile, 949/863-3144

Newport Corporation, Irvine, CA

investor@newport.com

or

Rob Fink, 212/896-1206

KCSA Strategic Communications

newport@kcsa.com

CHERRY MURRAY, PH.D., HARVARD ENGINEERING DEAN,

JOINS BOARD OF DIRECTORS OF NEWPORT CORPORATION

Irvine, California — April 2, 2014 — Newport Corporation (NASDAQ: NEWP) announced today that Cherry Murray, Ph.D. has joined the company’s Board of Directors.  Dr. Murray is Dean of the School of Engineering and Applied Sciences at Harvard University.  She also holds the John A. and Elizabeth S. Armstrong Professorship of Engineering and Applied Sciences and is a Professor of Physics at Harvard.

Prior to joining Harvard in 2009, Dr. Murray served as Principal Associate Director for Science and Technology for Lawrence Livermore National Laboratory.  Prior to joining Lawrence Livermore in 2004, Dr. Murray spent 27 years with Bell Laboratories and Lucent Technologies, where she led numerous research programs in areas such as fundamental physics, semiconductors and wireless networking.

Dr. Murray holds Bachelor of Science and Ph.D. degrees in Physics from the Massachusetts Institute of Technology.  She was elected to the National Academy of Sciences in 1999, to the American Academy of Arts and Sciences in 2001, and to the National Academy of Engineering in 2002.  Dr. Murray currently serves on the governing or advisory boards of a number of scientific organizations.

Kenneth F. Potashner, Chairman of the Board of Directors of Newport Corporation, said, “Dr. Murray is a distinguished scientist, educator, and leader in the scientific community, and we are very pleased that she has joined Newport’s Board of Directors.  She has extensive experience in advanced research in physics and engineering and a deep understanding of research funding dynamics on a global scale, which will be invaluable assets to Newport as we continue to build our scientific research business worldwide.”

About Newport Corporation

Newport Corporation is a leading global supplier of advanced-technology products and systems to customers in the scientific research, microelectronics, life and health sciences, industrial manufacturing and defense/security markets.  Newport’s innovative solutions leverage its expertise in advanced technologies, including lasers, photonics and precision motion equipment, and optical components and sub-systems, to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications.  Newport is part of the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index.

To download Newport’s investor relations app, which offers access to its SEC filings, press releases, videos, audiocasts and more, please visit Apple’s App Store for the iPhone and iPad or Google Play for Android mobile devices.

SOURCE: Newport Corporation